UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

iShares, Inc.

iShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Answers to Potential Questions and Responses to Complaints

on the iShares Proxy

Q: What is this proxy about?

Barclays Global Fund Advisors, the adviser to the iShares Funds, is being acquired by BlackRock, Inc. Shareholder approval on up to three proposals is requested in connection with the transaction. The Board of the iShares Funds has unanimously approved the proposals and recommends that shareholders vote in favor of each proposal.

There are up to three proposals that shareholders will be asked to vote on:

First Special Meeting of Shareholders:

Proposal 1 (for shareholders of each Fund): To approve a New Advisory Agreement between each iShares Fund and Barclays Global Fund Advisors.

Proposal 2 (for shareholders of certain Funds): To approve a change in the classification of such iShares Fund’s investment objective from a fundamental investment policy to a non-fundamental investment policy (meaning the investment objective can be changed by the Board of the iShares Funds without shareholder approval).

Second Special Meeting of Shareholders:

Proposal 1 (for shareholders of each Fund): To elect a Board of Directors of iShares, Inc. or a Board of Trustees of iShares Trust, as applicable.

Q: What is the change in investment objective proposal about?

Shareholders of certain iShares Funds are being asked to approve the reclassification of the Fund’s investment objective from a fundamental policy to a non-fundamental policy. The proposed change to reclassify the investment objective of certain Funds as a non-fundamental policy is intended to promote consistency across all of the Funds and provide the Adviser and the Board with flexibility to respond to changing conditions in a manner they deem to be in the best interests of the Funds and their shareholders without the Funds incurring the cost of a proxy solicitation. The proposed reclassification will not result in changes to a Fund’s stated investment objective unless changes are approved by the Board at some point in the future. The Adviser and the Board currently do not plan to make any modifications to the Funds’ investment objectives. Moreover, the Adviser does not intend to alter the way in which it manages any of the Funds as a result of this proposal and does not expect that the proposal will affect the investment risk associated with the Funds.

More information about this proposal is included in the attached joint proxy statement under Proposal 2 at Meeting #1.

Q: How come I am getting so many emails/ballots?

There are two separate Meetings for each iShares Fund. A separate proxy card is included for each of the Meetings. If you own shares of more than one iShares Fund, you will receive a proxy card for each of Meeting #1 and Meeting #2 for each iShares Fund in which you own shares. If you vote using the Live Operator, they will be able to take your instructions for all proxy cards at one time. Shareholders with multiple accounts consenting to e-delivery will receive two e-mail communications for each fund in which you own shares.

Q: I don’t know any of these people that are on the ballot. Why should I vote for them?

The Nominating and Governance Committee of each Company reviewed the qualifications, experience, and background of each nominee. Based upon this review, the Committee determined that nominating the incumbent Directors/Trustees would be in the best interests of the shareholders of each company. Each nominee currently serves as a Director/Trustee of each Company, except for Robert S. Kapito. Mr. Kapito is the President of BlackRock and one of its Directors.

Biographical information for the nominees is included in the joint proxy statement under Proposal 1 of Meeting #2 and the relevant appendices.

Q: How do I or my clients get on a do not call list?

To be added to the “Do Not Call” list, your client, or you on their behalf, should call Broadridge to have them make the change. This is the most efficient method because the instructions are added and take effect immediately at the time of the call.

If you, or your client prefer not to contact Broadridge, we can take those instructions at iShares, however, the effect would not be immediate as there would be processing delays in comparison to a direct call to Broadridge. You, or your clients, should be prepared to provide us with the Full Name, Address and Phone Number of Record in order to facilitate this request.

Q: I’ve already voted, why am I still getting calls/mails/emails?

•	Did you vote by mail? If you voted by mail, it may take a few days for us to receive your ballot. Once we have received your completed ballot, calls/mails/emails will stop.

•

Did you vote on each proposal? There are up to three proposals on which shareholders are being asked to vote. You will be asked to vote on the proposals for each iShares Fund for which you own shares. You may continue to receive communications until you have voted on each proposal for each iShares Fund.

•	Did you vote via telephone or online within the last day? It’s possible that you were solicited before your vote was posted.

Q: Why (am I/is my client) being called multiple times?

Adviser Version

The goal of the communications effort is to provide Shareholders with the necessary information so that they can exercise their rights as a Shareholder. We would ask you to encourage them to vote. It is important that every Shareholder participates in the governance of their iShares Fund to ensure that their iShares Fund receives enough votes to act on the proposals. If votes are not received promptly or if we do not receive enough votes, Shareholders may be solicited repeatedly. Solicitation may take the form of additional mailings, emails, or telephone calls. We encourage all Shareholders to participate in the governance of their iShares Fund and to avoid unnecessary communication with Shareholders.

Shareholder Version

The goal of the communications effort is to provide you with the necessary information so that you can exercise your rights as a Shareholder. We encourage you to vote. Please understand that it is important that every Shareholder participates in the governance of their iShares Fund to ensure that their iShares Fund receives enough votes to act on the proposals. If votes are not received promptly or if we do not receive enough votes, you may be solicited repeatedly. Solicitation may take the form of additional mailings, emails, or telephone calls. We encourage you to participate in the governance of your iShares Fund and to avoid unnecessary communications with you as Shareholders.

Q: I’m an advisor, can I vote on my client’s behalf?

Provided you have authorization from your client, Financial Advisers and their teams can vote on behalf of their clients in one of two ways:

•

If you or your team receives authorization from your client, you may vote on their behalf by calling a Live Operator at Broadridge at 1-866-450-8471. You will need to state that you are authorized to vote on behalf of your client and you will need to verify the full name of the client and address on record; or

•	If you or your team has multiple accounts you want to vote, you can fax or email your client information for processing. Please call Broadridge at 1-866-450-8471 to learn more about these services

If you or your teams vote on behalf of your client, the call will be recorded (or your fax or email will be retained for recordkeeping) and your client will receive a confirmation statement to ensure that the vote is properly recorded.

If your client has additional questions, they can contact Broadridge at 1-866-450-8471 or visit www.proxyvote.com. If you have additional questions, please contact your iShares Representative, call 1-800-iShares, or visit www.iShares.com.

Q: What will happen if Shareholders do not approve the new Advisory Agreements?

If the new Advisory Agreement is not approved by Shareholders of an iShares Fund, the Board governing that iShares Fund will take such action as it deems necessary and in the best interest of that iShares Fund and its Shareholders, which may include further solicitation of Shareholders. It is important that every Shareholder participates in the governance of their iShares Fund to ensure that their iShares Fund receives enough votes to act on the proposals. If votes are not received promptly or if we do not receive enough votes, we will have to re-solicit Shareholders. We encourage all Shareholders to participate in the governance of their iShares Fund and to avoid unnecessary communications with you as a Shareholder.

Q: Who is paying for the solicitation costs associated with this proxy effort?

The iShares Funds are not paying for the preparation, printing and mailing of the proxy cards, notices, the joint proxy statement, or voting confirmation statements. Such expenses are being borne by Barclays Bank PLC or its affiliates whether or not the proposals are successful.

Potential Complaints

The agents did not handle the call the way I liked or did not treat me properly

Thank you for informing us about your negative experience. We do apologize for the way that your interaction was handled and would like to assure you that we will be reviewing your issue and escalating it for appropriate review. Please let us know if there is anything else that we can do to assist you in this matter.

I’d like to complain about the number of calls/emails/service I’ve received; stop calling; stop emailing

Advisor Version

We appreciate your concern regarding your clients being contacted. The goal of the communications effort is to provide Shareholders with the necessary information so that they can exercise their rights as a Shareholder. We would ask you to encourage all Shareholders to participate in the governance of their iShares Fund and to avoid unnecessary communications with them as Shareholders. Please understand that it is important that every Shareholder participates in the governance of their iShares Fund to ensure that their iShares Fund receives enough votes to act on the proposals. If votes are not received promptly or if we do not receive enough votes, Shareholders may be solicited repeatedly. Solicitation may take the form of additional mailings, emails, or telephone calls.

Shareholders may vote in a variety of different ways. We believe the fastest and most convenient way for clients to vote is by calling a Live Operator at Broadridge, our proxy solicitor, at 1-866-450-8471. To vote by Live Operator, your client will not be required to provide the multiple “control” numbers located on each of the proxy cards they receive. Broadridge representatives are available Monday through Friday, 9:30 a.m. to 12:00 midnight (Eastern time), and Saturday, 10:00 a.m. to 9:00 p.m. (Eastern time). Your clients may also vote by mail, by telephone using an automated system, by the internet (www.proxyvote.com), or in person, all as further detailed in the Joint Proxy Statement received by your clients.

Additionally, you or your assistant can vote on your client’s behalf, provided you have authorization from your client. Financial Advisers and their teams can vote on behalf of their clients in one of two ways:

•

If you or your team receives authorization from your client, you may vote on their behalf by calling a Live Operator at Broadridge at 1-866-450-8471. You will need to state that you are authorized to vote on behalf of your client and you will need to verify the full name of the client and address on record; or

•	If you or your team has multiple accounts you want to vote, you can fax or email your client information for processing. Please call Broadridge at 1-866-450-8471 to learn more about these services

If you or your teams vote on behalf of your client, the call will be recorded (or your fax or email will be retained for recordkeeping) and your client will receive a confirmation statement to ensure that the vote is properly recorded.

If your client has additional questions, they can contact Broadridge at 1-866-450-8471 or visit www.proxyvote.com. If you have additional questions, please contact your iShares Representative, call 1-800-iShares, or visit www.iShares.com.

Shareholder Version

We appreciate your concern about being contacted. The goal of the communications effort is to provide you with the necessary information so that you can exercise your rights as a Shareholder. We encourage you to participate in the governance of your iShares Fund and to avoid unnecessary communications with you as Shareholders. Please understand that it is important that every Shareholder participates in the governance of their iShares Fund to ensure that their iShares Fund receives enough votes to act on the proposals. If votes are not received promptly or if we do not receive enough votes, you may be solicited repeatedly. Solicitation may take the form of additional mailings, emails, or telephone calls.

You may vote in a variety of different ways. We believe the fastest and most convenient way for you to vote is by calling a Live Operator at Broadridge, our proxy solicitor, at 1-866-450-8471. To vote by Live Operator, you will not be required to provide the multiple “control” numbers located on each of the proxy cards you receive. Broadridge representatives are available Monday through Friday, 9:30 a.m. to 12:00 midnight (Eastern time), and Saturday, 10:00 a.m. to 9:00 p.m. (Eastern time). You may also vote by mail, by telephone using an automated system, by the internet (www.proxyvote.com), or in person, all as further detailed in the Joint Proxy Statement you received.

If you have additional questions, you can contact Broadridge at 1-866-450-8471 or visit www.proxyvote.com.